Exhibit 99.1

INDEPENDENT AUDITORS’ REPORT

To the Board of Managers and Members of

Paradigm Spine, LLC

New York, New York

We have audited the accompanying consolidated financial statements of Paradigm Spine, LLC and its subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2018, 2017 and 2016, and the related consolidated statements of operations and comprehensive loss, changes in members’ deficit, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Paradigm Spine, LLC and its subsidiaries as of December 31, 2018, 2017 and 2016, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

As discussed in Note 13 to the 2018 consolidated financial statements, on March 8, 2019, RTI Surgical Holdings, Inc. acquired all outstanding equity interest of the Company. Our opinion is not modified with respect to this matter.

/s/ Deloitte & Touche LLP

Parsippany, New Jersey

May 3, 2019

PARADIGM SPINE, LLC

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2018 AND 2017

	2018	2017
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,312,843	$1,753,974
Accounts receivable—net of allowance of $786,265 and $525,407 at December 31, 2018 and 2017, respectively	6,364,910	6,324,450
Inventory	6,165,329	6,480,105
Prepaid expenses and other current assets	1,729,036	1,874,649

Total current assets	16,572,118	16,433,178
RESTRICTED CASH	—	8,993,291
PROPERTY AND EQUIPMENT—Net	436,352	543,458
OTHER ASSETS—Net	834,091	750,296
DEFERRED TAX ASSET—Net	27,209	13,988

TOTAL	$17,869,770	$26,734,211

LIABILITIES AND MEMBERS’ (DEFICIT) EQUITY
CURRENT LIABILITIES:
Accounts payable	$5,825,618	$4,522,844
Other current liabilities	3,361,695	2,760,714
Current portion of term loan	143,233,044	111,199,426

Total liabilities	152,420,357	118,482,984

COMMITMENTS AND CONTINGENCIES
MEMBERS’ (DEFICIT) EQUITY:
Preferred units—authorized, 2018—46,467,021 units and 2017—46,467,021 units; issued and outstanding, 2018—35,324,216 units and 2017—35,324,216 units (aggregate liquidation preference $117,708,004 in 2018 and $117,708,004 in 2017)	102,940,198	102,940,198
Common units—authorized, issued, and outstanding, 2018—3,200,754 units and 2017—3,200,754 units	2,836,156	2,836,156
Additional paid-in capital	18,450,344	18,447,804
Accumulated deficit	(256,977,707)	(214,428,667)
Accumulated other comprehensive loss	(1,799,578)	(1,544,264)

Total members’ deficit	(134,550,587)	(91,748,773)

TOTAL	$17,869,770	$26,734,211

The accompanying notes are an integral part of these consolidated financial statements.

PARADIGM SPINE, LLC

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

	2018	2017
NET SALES	$40,809,569	$44,831,667
COST OF GOODS SOLD	5,407,887	5,207,472

GROSS PROFIT	35,401,682	39,624,195
SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES	53,585,973	50,652,685
RESEARCH AND DEVELOPMENT EXPENSES	361,759	256,353

LOSS FROM OPERATIONS	(18,546,050)	(11,284,843)
INTEREST INCOME	70,661	301,077
INTEREST EXPENSE	(24,084,169)	(38,655,327)
OTHER INCOME—Net	25,959	7,523,050

LOSS BEFORE INCOME TAX EXPENSE	(42,533,599)	(42,116,043)
INCOME TAX EXPENSE	15,441	105,591

NET LOSS	(42,549,040)	(42,221,634)
OTHER COMPREHENSIVE INCOME (LOSS)—Foreign currency translation	(255,314)	1,072,615

COMPREHENSIVE LOSS	$(42,804,354)	$(41,149,019)

The accompanying notes are an integral part of these consolidated financial statements.

PARADIGM SPINE, LLC

CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ DEFICIT

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

	Preferred Units		Common Units		Additional		Accumulated Other	Total
	Number of Units	Stated Value	Number of Units	Stated Value	Paid-In Capital	Accumulated Deficit	Comprehensive Loss
BALANCE—December 31, 2016	35,458,327	$103,543,698	3,200,754	$2,836,156	$18,340,222	$(172,207,033)	$(2,616,879)	$(50,103,836)
Unit-based compensation expense	—	—	—	—	107,582	—	—	107,582
Unit cancellation	(134,111)	(603,500)	—	—	—	—	—	(603,500)
Net loss	—	—	—	—	—	(42,221,634)	—	(42,221,634)
Foreign currency translation	—	—	—	—	—	—	1,072,615	1,072,615

BALANCE—December 31, 2017	35,324,216	102,940,198	3,200,754	2,836,156	18,447,804	(214,428,667)	(1,544,264)	(91,748,773)
Unit-based compensation expense	—	—	—	—	2,540	—	—	2,540
Net loss	—	—	—	—	—	(42,549,040)	—	(42,549,040)
Foreign currency translation	—	—	—	—	—	—	(255,314)	(255,314)

BALANCE—December 31, 2018	35,324,216	$102,940,198	3,200,754	$2,836,156	$18,450,344	$(256,977,707)	$(1,799,578)	$(134,550,587)

The accompanying notes are an integral part of these consolidated financial statements.

PARADIGM SPINE, LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(42,549,040)	$(42,221,634)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	359,013	770,045
Change in deferred income tax	(13,221)	(4,710)
Unit-based compensation	2,540	107,582
Change in fair value of warrant liability	—	(7,458,487)
Write-offs for inventory obsolescence	106,413	19,034
Bad debt expense	374,065	271,367
Amortization of deferred financing costs	3,284,734	971,241
Accrued interest income	(42,808)	(33,674)
Paid-in-kind interest	20,799,220	31,165,303
Net changes in operating assets and liabilities:
Accounts receivable	(411,478)	1,550,088
Inventory	208,363	(1,162,039)
Prepaid expenses and other current assets	145,614	(9,118)
Accounts payable	1,299,726	(887,218)
Other current liabilities	600,980	885,868

Net cash used in operating activities	(15,835,879)	(16,036,352)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(251,908)	(528,341)
Investor loan	—	(280,000)
Security deposit	(3,450)	22,518
Investment in joint venture	(37,537)	(118,604)

Net cash used in investing activities	(292,895)	(904,427)

CASH FLOWS FROM FINANCING ACTIVITIES:
Unit repurchase	—	(603,500)
Proceeds from (Repayment of) secured debt financing	8,000,000	(21,000,000)
Issuance costs for term loan	(50,335)	(1,493,515)

Net cash provided by (used in) financing activities	7,949,665	(23,097,015)

EFFECT OF EXCHANGE RATE ON CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	(255,313)	1,072,615

NET DECREASE IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	(8,434,422)	(38,965,179)
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH—Beginning of year	10,747,265	49,712,444

CASH, CASH EQUIVALENTS, AND RESTRICTED CASH—End of year	$2,312,843	$10,747,265

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest	$—	$6,518,415

Cash paid for taxes	$230,136	$206,631

The accompanying notes are an integral part of these consolidated financial statements.

PARADIGM SPINE, LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

1.	BUSINESS

Paradigm Spine, LLC, a Delaware limited liability company, formed on April 5, 2005, through its subsidiaries (collectively, the “Company”) designs, develops, manufactures, and markets nonfusion and fusion spinal implant solutions. Spinal implants are utilized by orthopedic surgeons and neurosurgeons in the treatment of degenerative diseases, deformities, and trauma in all regions of the spine.

The Company sells its products through direct sales in Germany, Switzerland, and United States and through distributors in 46 other countries, mainly in Europe and in Asia Pacific, Latin America, the Middle East, India, Africa, and Canada.

On August 8, 2016, Paradigm Spine, LLC formed a wholly owned subsidiary, Andi’s Belmarall, LLC, a Delaware limited liability company.

Paradigm Spine GmbH, formed on August 5, 2005, is a wholly owned German subsidiary of Andi’s Belmarall, LLC. Paradigm Spine GmbH formed wholly owned subsidiaries, Paradigm Spine Austria GmbH, on March 12, 2007, and Paradigm Spine Switzerland AG, on August 21, 2007.

Paradigm Spine, LLC formed a wholly owned subsidiary, Fourth Dimension Spine, LLC, a Delaware limited liability company, on June 12, 2007. Fourth Dimension Spine, LLC formed a wholly owned subsidiary, Fourth Dimension Spine GmbH, a German limited liability company, on August 31, 2007.

On October 17, 2012, the Company announced US Food and Drug Administration premarket approval of its landmark coflex Interlaminar Technology: the first comparative effectiveness study for the treatment of spinal stenosis. coflex® is a minimally invasive, motion-preserving Interlaminar Stabilization™ device for the treatment of moderate-to-severe stenosis, with or without back pain.

Effective January 1, 2017, the procedure in which coflex® is implanted is covered under its own Common Procedural Terminology (CPT) Level-1 code determined by the American Medical Association.

Nature of Business—Paradigm Spine, LLC was formed to be a leader in the field of nonfusion spinal implant technology. The Company is committed to improving the quality of life of patients with spinal diseases through its mission to provide products that are surgeon centric, indication specific, and data driven. Paradigm Spine, LLC is now an innovative leader in the global spine market and believes there is a significant opportunity to improve treatment options for patients suffering from lumbar spinal stenosis and age-related spinal deformities.

2.	SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation—The consolidated financial statements include the accounts of Paradigm Spine, LLC, its wholly owned subsidiaries—Andi’s Belmarall, LLC and Fourth Dimension Spine, LLC, and their wholly owned subsidiaries. All intercompany balances and transactions are eliminated upon consolidation.

Use of Estimates—The consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States of America (US GAAP) and include amounts that are based on management’s best estimates and judgments that affect the amounts reported in the consolidated financial statements and accompanying notes. These estimates are based on historical experience and on various other assumptions that are believed to be reasonable under the current circumstances. Actual results could differ from those estimates. Significant estimates include the variables and methods used to calculate unit-based compensation, preferred unit warrant liability, detachable warrants, deferred tax allowances, allowance for doubtful accounts receivable, and write-offs for inventory obsolescence.

Foreign Currency Translation—Assets and liabilities of the foreign subsidiaries are translated at rates of exchange in effect at the close of the period, and equity amounts are translated at historical exchange rates. Revenues and expenses are translated at the weighted average of exchange rates in effect during each month. The effect of exchange rate fluctuations on translating foreign currency assets and liabilities into US dollars is included as the currency translation adjustment component of accumulated other comprehensive loss within the consolidated statements of changes in members’ deficit. Realized and unrealized foreign exchange transaction gains and losses are included within the consolidated statements of operations and comprehensive loss.

Cash and Cash Equivalents—The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Cash and cash equivalents may include demand deposits held in banks and interest-bearing money market funds. The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents are recorded at fair value.

The Company had $9 million of restricted cash as of December 31, 2017, in accordance with the terms of its amended credit agreement, further described in Note 6. The Company early adopted the provisions of Accounting Standards Update (ASU) No. 2016-18, Statement of Cash Flows: Restricted Cash, issued by Financial Accounting Standards Board (FASB) in November 2016. The impact of the early adoption is that the change in restricted cash is no longer shown as an investing activity, but is included in cash and cash equivalents in the consolidated statements of cash flows.

Concentration of Credit Risk—Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash equivalents. The Company invests its excess cash in US government money market funds, and its deposits, at times, exceed federally insured limits. The Company has not experienced any losses from credit risks.

Allowance for Doubtful Accounts Receivable—The Company evaluates the collectability of accounts receivable using a combination of factors. Allowance for doubtful accounts receivable are recorded based on a number of factors, including the length of time the receivables are past due, the current business environment, and the Company’s historical experience. Changes to the allowance for doubtful accounts are recorded in selling, general, and administrative expenses.

Inventory—Inventory, which consists exclusively of finished goods manufactured by third parties, is stated at the lower of cost or market, with cost determined on a first-in, first-out basis or average cost method, depending on the product. The Company reviews inventory for shrinkage or obsolete items based on expected revenues and product life cycles. Write-offs for shrinkage or obsolescence of inventory are recorded in cost of goods sold.

Property and Equipment—Property and equipment are carried at cost, less accumulated depreciation. Depreciation is computed using the straight-line method, based on estimated useful lives of three to seven years for software, computer equipment, and furniture; and is recorded in selling, general, and administrative expenses. Depreciation of instruments is estimated on a useful life of one year, and is recorded in cost of goods sold. Leasehold improvements are amortized over the term of the lease or useful life of the improvements, whichever is shorter. Maintenance and repairs are expensed as incurred. Instruments are hand-held devices used by orthopedic spine surgeons and neurosurgeons during surgical procedures. Instruments are recognized as long-lived assets and included in property and equipment. Instruments in the field are carried at cost, less accumulated depreciation. Property and equipment are reviewed for impairment in accordance with the FASB Accounting Standards Codification (ASC) 360, Property, Plant, and Equipment.

Accumulated Other Comprehensive Loss—The component of accumulated other comprehensive loss includes foreign currency translation adjustments and is included in the consolidated statements of operations and comprehensive loss in accordance with ASC 220, Comprehensive Income.

Revenue Recognition—The Company recognizes revenue from sales of implants principally to hospitals and to distributors. For sales to hospitals, revenue is recognized on the date of surgery when the device is implanted. For sales to distributors, revenue is recognized when title and risk of ownership have been transferred, provided that persuasive evidence of an arrangement exists, delivery has occurred, the price is fixed and determinable, the buyer is obligated to pay, the obligation is not contingent on resale of the product, the buyer has economic substance apart from the Company, the Company has no obligation to bring about the resale of the product, the amount of returns and discounts can be reasonably estimated, the remaining obligations are insignificant, and collectability is reasonably assured. Revenue is recorded net of customer discounts and rebates.

Income Taxes—Deferred tax liabilities (DTLs) and deferred tax assets (DTAs) are related to the operations of Paradigm Spine GmbH and are recognized for the expected future tax consequences of events that have been included in the consolidated financial statements. The Company accounts for income taxes under the asset and liability method, whereby DTAs and DTLs are determined based on the difference between the consolidated financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce DTAs to the amounts expected to be realized.

The Company is classified as a partnership for domestic federal income tax purposes and is not subject to federal income taxes, but is subject to certain state and local taxes. Each member of the Company bears the economic burden of the income tax liability, if any, related to its proportionate share of the Company’s taxable income. All subsidiaries of the Company have elected to be treated as disregarded entities for domestic tax purposes and, accordingly, all business and assets are reported on Paradigm Spine, LLC’s income tax returns. However, certain subsidiary entities are subject to local country income taxes, which the Company accounts for under the liability method.

Unit-Based Compensation—For the years ended December 31, 2018 and 2017, the Company has one unit-based employee compensation plan, which is described more fully in Note 8.

For unit options granted as consideration for services rendered by nonemployees, the Company recognizes expense in accordance with the requirements of ASC 505, Equity Based Payments to Nonemployees. Nonemployee option grants that do not vest immediately upon grant are recorded as an expense over the vesting period of the underlying stock options. At the end of each financial reporting period prior to vesting, the value of these options, as calculated using the Black-Scholes option-pricing model, will be remeasured using the fair value of the Company’s common stock, and the noncash expense recognized during the period will be adjusted accordingly. Since the fair market value of options granted to nonemployees is subject to change in the future, the amount of the future expense will include fair value remeasurements until the stock options are fully vested.

The Company accounts for its unit-based compensation in accordance with ASC 718, Compensation—Stock Compensation. Compensation expense is recognized in the consolidated financial statements on a prospective basis for all unit-based payments granted based upon the grant-date fair value estimated at that time.

The grant-date fair value of awards expected to vest is expensed on a straight-line basis over the vesting period of the related awards.

The Company selected the Black-Scholes option-pricing model as the most appropriate model for determining the estimated fair value for unit-based awards. The fair value is then amortized on a straight-line basis over the requisite service periods of the entire awards, which is generally the vesting period. Use of a valuation model requires management to make certain assumptions regarding a number of complex and subjective variables. Expected volatility was calculated based on a blended weighted average of similar public entities for which historical information was available. The Company will continue to use a weighted-average approach using similar public entity volatility information until historical volatility of the Company is relevant to measure expected volatility for future option grants. The average expected life was determined in accordance with the “simplified method” as described in Staff Accounting Bulletin No. 110, Share-Based Payment. The risk-free interest rate is based on US Treasury zero-coupon issues with a remaining term equal to the expected life assumed at the date of grant. Forfeitures are estimated based on voluntary termination behavior as well as a historical analysis of actual option forfeitures.

Derivative Financial Instruments—Derivative financial instruments, as defined in ASC 815, Derivatives and Hedging, consist of the preferred unit warrants issued in connection with the Company’s 2011 term loan described in Note 6. These financial instruments are recorded in the consolidated balance sheets as warrant liability, further described in Notes 3 and 7, with changes in fair value recognized in earnings in the period of change.

Fair Value of Financial Instruments—The Company measures the fair value of its financial assets and liabilities in accordance with ASC 820, Fair Value Measurements and Disclosures. ASC 820 defines fair value, establishes a framework for measuring fair value under US GAAP, and enhances disclosures about fair value measurements. Fair value is defined under ASC 820 as the exchange price that would be received for an asset or paid to transfer a liability (an exit price in the principal or the most advantageous market for an asset or liability in an orderly transaction between participants on the measurement date). Valuation techniques used to measure fair value under ASC 820 must maximize the use of observable inputs and minimize the use of unobservable inputs. The standard describes a fair value hierarchy based on the levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value, which are as follows:

Level 1—Quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement day

Level 2—Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or corroborated by observable market data over substantially the full term of the assets or liabilities

Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the value of the assets or liabilities

Recently Issued Accounting Standards—In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606). The Company plans to adopt ASU No. 2014-09 effective January 1, 2019. This new accounting standard outlines a single comprehensive model to use in accounting for revenue arising from contracts with customers. This standard supersedes existing revenue recognition requirements and eliminates most industry-specific guidance from US GAAP. The core principle of the new accounting standard is to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The Company does not expect the adoption of the new accounting standard to have a material impact on its consolidated financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), to increase transparency and comparability among organizations by requiring the recognition of right-to-use assets and liabilities on the balance sheet and disclosing qualitative and quantitative information about leasing arrangements. The Company plans to adopt ASU No. 2016-02 effective January 1, 2020. The Company is currently in the process of evaluating the impact of adoption of ASU No. 2016-02 on its consolidated financial statements.

In May 2017, the FASB issued ASU No. 2017-09, Compensation—Stock Compensation (Topic 718): Scope of Modification Accounting. The ASU provides guidance on determining which changes to the terms and conditions of share-based payment awards require an entity to apply modification accounting under Topic 718. The Company adopted ASU No. 2017-09 on January 1, 2018, and it did not have a material impact on its consolidated financial statements.

3.	FAIR VALUE

The information about each major category of the Company’s financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2018 and 2017, is presented in the following fair value hierarchy table:

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
At December 31, 2018
Cash	$2,312,843	$—	$—	$2,312,843

At December 31, 2017
Cash	$10,474,265	$—	$—	$10,474,265

The following table reflects the changes in fair value of the Company’s Level 3 financial instruments:

	Level 3
Warrant Liability	2018	2017
Balance—beginning of period	$—	$7,458,487
Fair value adjustments	—	(7,458,487)

Balance—end of period	$—	$—

The Company accounts for the warrants to purchase 2,263,002 Class E Preferred Units, issued in connection with its term loan described in Note 6, in accordance with ASC 815. For those warrants that have been deemed to be liabilities, the Company measures the fair value of its liability using an option-pricing model, with changes in fair value recognized as an adjustment to other income (expense). Based on the Company’s valuation methodology, there would be no remaining value for warrant holders and the fair value of the warrants has been adjusted to zero.

Some of the Company’s financial instruments are not measured at fair value on a recurring basis, but are recorded at amounts that approximate fair value due to their liquid and short-term nature, such as cash and cash equivalents, receivables, and payables.

As more fully described in Note 6, the estimated carrying value of the Company’s 2016 loan as of December 31, 2018 and 2017, approximated its fair value at such dates.

4.	PROPERTY AND EQUIPMENT

Property and equipment—net as of December 31, 2018 and 2017, consist of the following:

	2018	2017	Useful Lives
Computer equipment and furniture	$1,596,130	$1,612,740	3–7 years
Computer software	460,922	460,815	3–7 years
Instruments	4,524,157	4,629,252	1 year
Leasehold improvements	104,686	73,766	Life of lease

Total property and equipment	6,685,895	6,776,573
Accumulated depreciation and amortization	(6,249,543)	(6,233,115)

Property and equipment—net	$436,352	$543,458

Depreciation and amortization expense was $359,013 and $770,045 for the years ended December 31, 2018 and 2017, respectively.

5.	OTHER CURRENT LIABILITIES

Other current liabilities as of December 31, 2018 and 2017, consist of the following:

	2018	2017
Employee compensation and related expenses	$2,143,178	$899,913
Royalty withholding tax payable	28,843	30,909
Rebate payable	172,415	82,690
Marketing study costs	64,623	68,595
Income taxes payable	96,135	95,494
Sales discounts payable	254,272	229,716
Other	602,229	1,353,397

Total	$3,361,695	$2,760,714

6.	DEBT

On June 29, 2011, the Company closed on a $37.5 million five-year term loan from a conglomerate of investors (2011 loan). The Company issued to the lender detachable 10-year warrants to purchase 2,263,002 Class E-1 Preferred Units at the exercise price of $4.557, with an initial value of $6,945,301 as part of the consideration of the 2011 loan. These warrants were classified as a liability as more fully disclosed in Note 3. The 2011 loan was scheduled to mature on June 29, 2016, but was repaid in full in 2014 with the proceeds of the secured debt financing described below.

On February 14, 2014, the Company entered into a five-year $75 million secured debt financing transaction with a lender (2014 loan). The Company used the proceeds to prepay the outstanding balance of $41.5 million on the 2011 loan, as well as a prepayment penalty of $5.2 million and interest of $0.8 million. In connection with the 2014 loan, the Company paid a finder’s fee of $750,000 cash and granted 50,471 warrants, classified in equity, to purchase Class E2 Preferred Units to its agent, at an exercise price of $7.43, with a value of $162,521. The carrying value of the 2014 loan was shown net of a discount related to the issuance of these warrants and for deferred financing costs that were amortized over the period of the loan. The 2014 loan was scheduled to mature on February 14, 2019, but was repaid in full in 2016 with the proceeds of the senior secured term loan described below.

On August 26, 2016, the Company closed on a $100 million five-year senior secured term credit agreement with lenders (2016 loan). The Company used the proceeds to repay the outstanding balance of $54.7 million on the 2014 loan, as well as a prepayment penalty of $1.7 million and interest of $1.1 million. The 2016 loan bore an annual interest rate of 12%, with an effective interest rate of 13.15%. In connection with the 2016 loan, the Company entered into a placement agent agreement with a related party and paid a $1 million fee to the agent under the agreement using proceeds from the loan. The Company had the option to pay all or a portion of the interest, for each interest payment date occurring prior to the first anniversary of the closing date, as “Payment-In-Kind (PIK)” interest. All such PIK interest is added to the aggregate principal balance of the 2016 loan. The 2016 loan was subject to certain affirmative, negative, and financial covenants as more fully described in the credit agreement that must be certified by the chief financial officer. In April 2017, the Company notified its lenders that it had not satisfied its first quarter 2017 minimum adjusted net sales covenant, which constitutes an event of default per the terms of the 2016 credit agreement. The Company did not receive a waiver from its lenders for the violation and therefore the lenders were entitled, among other things, to exercise various rights and remedies, including declaring the loan due and payable in whole or in part, and the right to receive interest at the default rate and in cash. The lenders waived their right to apply the default interest rate, but reserved all other rights in a notification letter sent to the Company subsequent to the known default event.

On November 1, 2017, the Company entered into an amended credit agreement with the same lenders (amended credit agreement). Immediately prior to giving effect to this amendment, the Company prepaid an outstanding principal amount of $21,000,000. The amended credit agreement increased the annual interest rate to 15%, plus one-month London InterBank Offered Rate (LIBOR), at an effective interest rate of 20.1%. Interest on the loan is payable as PIK interest and added to the outstanding principal amount of the 2016 loan. Total interest expense for the years ended December 31, 2018 and 2017, amounted to $20,799,220 and $13,258,543, respectively. The 2017 interest expense includes $6,518,415 of cash interest. The carrying value of the 2016 loan is shown net of a discount related to deferred financing costs that is amortized over the period of the loan. As of December 31, 2018 and 2017, the deferred financing costs were $0 and $3,234,399, respectively. The amended credit agreement provides for certain affirmative, negative, and financial covenants as more fully described in the amended credit agreement that must be certified by the chief financial officer of the Company on a monthly and quarterly basis. The financial covenants consist of (i) a minimum liquidity amount of $3 million at all times, (ii) minimum adjusted net sales tested on a monthly basis, and (iii) permitted capital expenditures tested at each fiscal reporting period. In the event of a default, as defined in the amended credit agreement, the Company is required to, among other things, accrue interest at the annual interest rate, plus one-month LIBOR, plus the default interest rate of 3%. As of December 31, 2017, and thereafter, including December 31, 2018, the Company has not been in compliance with the financial covenants under the amended credit agreement. Management evaluated the significance of this event of default and concluded that this has cast substantial doubt about the Company’s ability to meet its financial obligations and consequently its ability to continue as a going concern within one year after the date that these consolidated financial statements are available to be issued. Management also determined that in the absence of a waiver of the existing default, it was possible that the Company would need to raise additional capital; borrow additional money or restructure its current debt, including seeking other sources of long-term financing; or seek a purchaser of its business. Subsequent to December 31, 2018, the event that cast substantial doubt about the Company’s ability to continue as a going concern has been alleviated (see Note 13).

In connection with the execution of the amended credit agreement described above, the Company has entered into an Economic Rights Agreement with an affiliate of the lenders. Upon certain payment trigger events, such as the sale or liquidation of the Company, an initial public offering, full repayment of the loan, or making of prohibited distributions, the Company will pay such affiliate of the lenders $24,425,175. This amount is included in the carrying value of the 2016 loan and has been recorded as PIK interest under interest expense in the consolidated statement of operations and comprehensive loss in 2017.

In April 2018, the Company notified its lenders that it had not achieved its first quarter 2018 minimum adjusted net sales covenant, which constitutes an event of default per the terms of the amended credit agreement. The Company did not receive a waiver from its lenders for the violation and therefore the lenders are entitled, among other things, to exercise various rights and remedies, including declaring the 2016 loan due and payable in whole or in part, and the right to receive interest at the default rate.

On August 24, 2018, the Company entered into a First Amendment to amended credit agreement and Amendment to Economic Rights Agreement providing the Company the ability to draw up to $5,000,000 with a holder payment amount of four times any amounts drawn. On August 24, 2018, the Company borrowed $1,500,000 pursuant to the First Amendment to credit agreement. On October 2, 2018, the Company entered into a Second Amendment to amended credit agreement. On October 2, 2018, the Company borrowed an additional $3,500,000 pursuant to the First and Second Amendments to credit agreement. On December 6, 2018 the Company borrowed an additional $3,000,000 pursuant to a Third Amendment to the amended credit agreement and incurred an obligation for an additional $3,000,000 under an amendment to its First Amendment to Amended Economic Rights Agreement.

Maturities of the principal on the term loan at December 31, 2018, are as follows:

Years Ended	Term Loan
2019	$118,807,869
2020	—
2021	—
2022	—
2023	—

Total	$118,807,869

As indicated above in this Note 6 and in Note 13, the 2016 loan is currently payable on demand and is classified as a current liability in the consolidated balance sheets as of December 31, 2018 and 2017.

As of March 8, 2019, the outstanding balance of the debt is satisfied in full, and all security interests and other liens were released and terminated (see Note 13).

7.	CAPITAL STRUCTURE

Common Units—Each holder of Common Units is entitled to vote on all matters and is entitled to one vote for each unit held. Distributions on Common Units will be paid when, as, and if declared by the Company’s board of managers (the “Board of Managers”), and only after each holder of Preferred Units then outstanding shall have first received distributions equal to their capital contributions. As of December 31, 2018, no distributions have been declared or paid by the Company.

Class A Common Units—Each holder of Class A Common Units is entitled to vote on all matters and is entitled to one vote for each Class A Common Unit held. Distributions on Class A Common Units will be paid when, as, and if declared by the Board of Managers, and only after each holder of Preferred Units then outstanding shall have first received distributions equal to their capital contributions. As of December 31, 2018, there were Class A Common Units outstanding by the Company included on the balance sheet in common units outstanding.

Preferred Units—Preferred Units may be issued from time to time in one or more classes.

The table below presents information on units issued and outstanding for each class of preferred units:

	Class A		Class B		Class C		Class D		Class E		Total
	Number of Units	Amount	Number of Units	Amount	Number of Units	Amount	Number of Units	Amount	Number of Units	Amount	Number of Units	Amount
Balance—December 31, 2016	2,717,886	$3,623,846	7,895,271	$2,866,006	5,524,729	$12,856,827	3,050,199	$11,414,601	16,270,242	$72,782,418	35,458,327	$103,543,698
Share cancellation	—	—	—	—	—	—	(134,111)	(603,500)	—	—	(134,111)	(603,500)

Balance—December 31, 2017	2,717,886	3,623,846	7,895,271	2,866,006	5,524,729	12,856,827	2,916,088	10,811,101	16,270,242	72,782,418	35,324,216	102,940,198
Share cancellation	—	—	—	—	—	—	—	—	—	—	—	—

Balance—December 31, 2018	2,717,886	$3,623,846	7,895,271	$2,866,006	5,524,729	$12,856,827	2,916,088	$10,811,101	16,270,242	$72,782,418	35,324,216	$102,940,198

Class A Preferred Units—The holders of Class A Preferred Units are entitled to one vote for each Class A Preferred Unit held. In the event the Company declares or pays a distribution, such distributions will be paid to Common Unit and Class A Common Unit holders only after each holder of Class A Preferred Units then outstanding shall have first received distributions equal to their capital contributions. Upon any liquidation, sale, merger, dissolution, or winding up of the Company, the holders of Class A Preferred Units have rights in preference to Common and Class A Common Units. As of December 31, 2018, the Company had 2,717,886 Class A Preferred Units authorized for issuance.

As of December 31, 2018 and 2017, Class A Preferred Units are recorded at their stated value of $1.33 per unit. The liquidation preference of the Class A Preferred Units at December 31, 2018 and 2017, was $3,623,846. One of the officers and unit holders of the Company, who is also affiliated with a related party, holds the proxy for all Class A Preferred Units.

Class B Preferred Units—The holders of Class B Preferred Units are entitled to one vote for each Class B Preferred Unit held. In the event the Company declares or pays a distribution, such distributions will be paid to Common Unit and Class A Common Unit holders only after each holder of Class B Preferred Units then outstanding shall have first received distributions equal to their capital contributions. Upon any liquidation, sale, merger, dissolution, or winding up of the Company, the holders of Class B Preferred Units have rights in preference to Common Units and Class A Common Units. As of December 31, 2018 and 2017, the Company had 7,895,271 Class B Preferred Units authorized for issuance.

As of December 31, 2018 and 2017, Class B Preferred Units are recorded at their stated value of $1.48 per unit, with the exception of 6,756,757 units awarded in exchange for the contribution of intellectual property to the Company, which are recorded at $1,181,048, the original cost of the intellectual property. The liquidation preference of the Class B Preferred Units at December 31, 2018 and 2017, was $11,685,000.

Class C Preferred Units—The holders of Class C Preferred Units do not have voting rights, except as otherwise required by law. In the event the Company declares or pays a distribution, such distributions will be paid to Common Unit and Class A Common Unit holders only after each holder of Class C Preferred Units then outstanding shall have first received distributions equal to their capital contributions. Upon any liquidation, sale, merger, dissolution, or winding up of the Company, the holders of Class C Preferred Units have rights in preference to Common Units and Class A Common Units. As of December 31, 2018, the Company had 5,695,379 Class C Preferred Units authorized for issuance.

As of December 31, 2018 and 2017, Class C Preferred Units are recorded at their stated value (issue price of $2.78 per unit, less issuance costs). The liquidation preference of the Class C Preferred Units at December 31, 2018 and 2017, was $15,359,160.

Class D Preferred Units—The holders of Class D Preferred Units do not have voting rights, except as otherwise required by law. In the event the Company declares or pays a distribution, such distributions will be paid to Common Unit and Class A Common Unit holders only after each holder of Class D Preferred Units then outstanding shall have first received distributions equal to their capital contributions. Upon any liquidation, sale, merger, dissolution, or winding up of the Company, the holders of Class D Preferred Units have rights in preference to Common Units and Class A Common Units. As of December 31, 2018, the Company had 4,071,444 Class D Preferred Units authorized for issuance.

As of December 31, 2018, and 2017, Class D Preferred Units are recorded at their stated value (issue price of $4.5 per unit, less issuance costs). The liquidation preference of the Class D Preferred Units at December 31, 2018 and 2017, was $13,122,396.

Class E Preferred Units—The holders of Class E-1 Preferred Units are entitled to one vote for each Class E-1 Preferred Unit held. The holders of Class E-2 Preferred Units do not have voting rights, except as otherwise required by law. In the event the Company declares or pays a distribution, such distributions will be paid to Common Unit and Class A Common Unit holders only after each holder of Class E Preferred Units then outstanding shall have first received distributions equal to their capital contributions. Upon liquidation, sale, merger, dissolution, or winding up of the Company, the holders of Class E Preferred Units have rights in preference to Common Units and Class A Common Units. As of December 31, 2018, the Company had 25,952,930 Class E Preferred Units authorized for issuance.

As of December 31, 2018, and 2017, Class E Preferred Units are recorded at their stated value (issue price of $4.557 per unit, less issuance costs). The liquidation preference of the Class E Preferred Units at December 31, 2018 and 2017, was $73,917,601.

Preferred Unit Distributions—The holders of Class A, Class B, Class C, Class D, and Class E Preferred Units are entitled to receive distributions equal to their capital contributions in preference to the Common Units and Class A Common Units. In accordance with the Seventh Amended and Restated Limited Liability Company Agreement, dated as of May 28, 2009, the Class E Preferred Unit holders are entitled to a special allocation allowance in the event of the liquidation of the Company. If the fair market value of the Liquidation Assets is $350 million or less, prior to the allocation of profits under Sections 4.2(a)(iii) through 4.2(a)(v) of the agreement, profits realized in such liquidation shall be allocated first to the Class E Preferred Unit holders, pro rata in accordance with their percentage interests in such amount as will increase the capital accounts balance of each Class E Preferred Unit holder to its percentage interest of the sum of the capital account balances of all unit holders. If the fair market value of the Liquidation Assets is greater than $350 million, prior to the allocation of profits under Sections 4.2(a)(iii) through 4.2(a)(v) of the agreement, profits realized in such liquidation shall be allocated to the Class E Preferred Unit holders, pro rata in accordance with their percentage interests, in such amount, if any, as shall be necessary to prevent each Class E Preferred Unit holder from receiving as a distribution in such liquidation an amount less than the amount such Class E Preferred Unit holder would have received in the event that the fair market value of the Liquidation Assets equaled $350 million. Distributions are payable only when declared by the Board of Managers. No distributions have been declared from inception through December 31, 2018.

Warrants—The following table reflects all warrants outstanding as of December 31, 2018:

	Number of Warrants	Amount	Range of Exercise Prices	Range of Expiration Dates
Common	197,498	$900,005	$4.56	June 2019
Class E Preferred Units	1,871,845	8,675,000	$4.557 –$7.43	June 2015 to June 2021

Total	2,069,343	$9,575,005

8.	UNIT OPTION PLAN

The total number of the Company’s common units authorized to be issued under the incentive Unit Plan is capped at 6,939,303 as per Section 9.6 of the Company’s Seventh Amended and Restated LLC Agreement. As of December 31, 2018, the number of common units available for issuance under the Unit Incentive Plan is 2,535,904.

The following table summarizes information about unit options outstanding:

	Number of Units (In Thousands)	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (In Years)	Weighted- Average Fair Value	Aggregate Intrinsic Value (In Millions)
Options outstanding—December 31, 2017	1,483	$4.20	3.20	$1.45	$—
Granted	687
Exercised	—
Forfeited/canceled	(671)

Options outstanding—December 31, 2018	1,499	3.61	5.50	0.63

Unvested, expected to vest in the future	402	3.06
Vested and exercisable—December 31, 2018	1,097	3.82	4.38	0.86

Vested, exercisable, and expected to vest—December 31, 2018	1,499

Outstanding nonvested units—beginning of year	3	4.56		1.71
Nonvested units granted	687
Vested units	(288)
Nonvested units forfeited	—

Outstanding nonvested units—end of year	402	3.06

There were 686,588 units of options granted in 2018. The weighted-average grant-date fair value per unit of options granted for 2018 was $0. As of December 31, 2018, there is no unrecognized compensation cost related to nonvested units.

Unit-based compensation expense for the years ended December 31, 2018 and 2017, was $2,540 and $107,581, respectively.

Unit compensation expense is recorded in selling, general, and administrative expenses in the consolidated statements of operations and comprehensive loss.

9.	INCOME TAXES

For the years ended December 31, 2018 and 2017, the Company incurred income taxes of $15,441 and $105,591, respectively, primarily related to income generated by its subsidiaries in Germany. The Company’s effective tax rate differs from its statutory tax rates primarily due to the valuation allowance recorded against its net DTAs and due to the Company’s legal structure organized as a limited liability company for domestic tax purposes, which is not subject to federal income taxes, but is subject to certain state and local taxes.

Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company’s DTAs relate primarily to net operating loss (NOL) carryforwards. At December 31, 2018 and 2017, a valuation allowance was recorded to offset the DTA related to NOLs. Significant components of the Company’s DTAs as of December 31, 2018 and 2017, were as follows:

	2018	2017
DTAs:
Net operating loss carryforwards	$937,428	$1,289,138
Bad debt	53,942	47,357
Amortization of intangible asset	—	—
Depreciation	65,721	81,034
Other	10,153	10,637

Total DTAs	1,067,244	1,428,166

DTLs:
Property and equipment	5,240	343,788
Unrealized translation gains	353	3,883
Other	92,259	108,615

Total DTLs	97,852	456,286

Valuation allowance for DTAs	942,183	957,892

Net DTAs	$27,209	$13,988

At December 31, 2018 and 2017, the Company has NOLs for German, Austrian, and Swiss income tax purposes, in the aggregate, of approximately $3.6 million and $4.9 million, respectively, which can be offset against future taxable income. According to local tax laws, there is no expiration date for the NOLs in Germany and Austria. In Switzerland, the NOL expires after seven years.

The Company’s subsidiaries in Germany generally remain subject to tax examination for the years ended December 31, 2013, and later. The Company’s subsidiary in Switzerland remains subject to tax examination for the year ended December 31, 2018. The Company’s subsidiary in Austria generally remains subject to tax examination for the years ended December 31, 2012, and after.

In accordance with the accounting guidance for uncertainty in income taxes, the Company had recorded approximately $96,000 and $95,000 of unrecognized tax benefits as of December 31, 2018 and 2017, respectively. The balance of unrecognized tax benefits as of December 31, 2018, would affect the Company’s effective tax rate, if recognized.

As a result of the transaction which closed in March 2019 (see Note 13), $2.3 million of NOL at December 31, 2018, will no longer be available for future use. Relating to this NOL, $611,000 had been recorded as an NOL DTA and was fully offset by a valuation allowance at December 31, 2018.

10.	LEASES

Future minimum rental commitments under noncancelable operating leases in effect as of December 31, 2018, are as follows:

2019	$105,900
2020	—
2021	—
2022	—
2023	—

Total rental expense for the years ended December 31, 2018 and 2017, was $644,994 and $593,107, respectively, and included $419,694 and $419,712 in 2018 and 2017, respectively, for related-party expense.

11.	RELATED PARTIES

Two members of the Board of Managers, who are also unit holders of the Company, are principals of related entities that provide various services for the Company as follows: consulting services expense totaled $3,532,841 and $5,698,132 for the years ended December 31, 2018 and 2017, respectively, and rent and other management services expense totaled $860,347 and $796,670 for the years ended December 31, 2018 and 2017, respectively.

As of December 31, 2018 and 2017, $1,444,342 and $1,433,679, respectively, was accrued for amounts due to related parties and is included in accounts payable in the Company’s consolidated balance sheets.

The Company has a royalty license agreement with its wholly owned subsidiary in Germany granting the exclusive right to manufacture, sell, and market certain spinal implants. This royalty amounted to $609,000 and $548,000 for the years ended December 31, 2018 and 2017, respectively, and was eliminated in consolidation.

As of December 31, 2018 and 2017, the Company included a receivable of $353,298 and $409,153, respectively, in other current assets associated with royalty withholding tax amounts due to the Company from its members.

An officer of the Company was a founding member and significant shareholder in a supplier of inventory and capital equipment instruments of the Company. Total payments to the supplier for the purchase of these assets for the years ended December 31, 2018 and 2017, were $0 and 1,346,061, respectively.

In 2014, the Company entered into a nonstocking distribution agreement with an entity, in which an officer of the Company is an owner. The Company is exclusively appointed to sell the products of the entity in Germany and Switzerland. For the years ended December 31, 2018 and 2017, the Company recorded sales of $0 and $677,090 on purchases of $0 and $555,542, respectively. Total payments to the entity for the years ended December 31, 2018 and 2017, were $0 and $593,503, respectively.

Effective January 31, 2017, the Company entered into an agreement to loan a member of the board $180,000. Interest accrues at 13% per annum and is added to the outstanding principal balance on a quarterly basis. The principal balance, including accrued interest, is payable on the fifth anniversary of the effective date or sooner, dependent upon various events. On March 2, 2017, the Company entered into an agreement to loan the same member of the board $100,000, at the same terms as the prior loan. Interest income for the years ended December 31, 2018 and 2017, amounted to $42,808 and $33,673, respectively.

12.	COMMITMENTS AND CONTINGENCIES

From time to time, the Company may have certain contingent liabilities that arise in the ordinary course of its business activities. The Company is not currently subject to any material legal proceedings.

On November 30, 2016, the Company entered into an agreement with a supplier to purchase 20,000 coflex® implants. Under the supplier agreement, the Company guarantees to purchase the implants between January 1, 2017, and December 31, 2018, at various prices that reflect volume discounts. On January 25, 2018, the agreement was extended to December 31, 2019.

During March 2017, the Company entered into an agreement with another supplier to purchase 45,000 coflex® implants over a three-year term. The term commences upon achievement of certain operational and performance qualifications. The qualifications were satisfied in January 2018 and the Company entered into an amended agreement with the supplier to purchase 22,500 coflex® implants over a three-year term. The aggregate minimum amount of required purchases during the term is $2,250,000.

The aggregate minimum amount of required purchases at December 31 is as follows:

2019	$1,105,153
2020	1,080,000
2021	—
2022	—
2023	—

Total	$2,185,153

13.	SUBSEQUENT EVENTS

On March 8, 2019, RTI Surgical Holdings, Inc. (RTI), a global surgical implant company, acquired all outstanding equity interest of the Company in a cash and stock transaction (the “Transaction”). As a result of the completion of the Transaction with RTI and the payment of $97 million and issuance of RTI’s shares to the borrower on March 8, 2019, the obligations under the 2016 loan, 2016 credit agreements and amendments thereto, and Economic Rights Agreement and amendment thereto (see Note 6) were satisfied in full, and all security interests and other liens were released and terminated.

Additionally, as a result of the Transaction, $2.3 million of NOLs at December 31, 2018, will no longer be available for future use. As of December 31, 2018, there was a $611,000 DTA on an NOL that was fully offset by a valuation allowance (see Note 9).

The Company considered that it has a history of net losses and negative operating cash flows and may not have sufficient cash flows to cover its obligations for at least one year from the date these consolidated financial statements were available to be issued.

Management has evaluated the significance of this condition that may cast substantial doubt about the Company’s ability to continue as a going concern for at least one year from the date these consolidated financial statements are available to be issued. Management has alleviated this condition receiving written intent for RTI to provide sufficient financial support to the Company for at least one year from the date these consolidated financial statements are available to be issued.

Subsequent events have been evaluated by the Company through May 3, 2019, the date these consolidated financial statements were available to be issued.

* * * * * *

PARADIGM SPINE, LLC

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2017 AND 2016

	2017	2016
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,753,974	$49,712,444
Accounts receivable—net of allowance of $525,407 and $461,129 for 2017 and 2016, respectively	6,324,450	8,145,906
Inventory	6,480,105	5,337,100
Prepaid expenses and other current assets	1,874,649	1,865,532

Total current assets	16,433,178	65,060,982
RESTRICTED CASH	8,993,291	—
PROPERTY AND EQUIPMENT—Net	543,458	504,681
OTHER ASSETS—Net	750,296	621,019
DEFERRED TAX ASSET—Net	13,988	9,277

TOTAL	$26,734,211	$66,195,959

LIABILITIES AND MEMBERS’ (DEFICIT) EQUITY
CURRENT LIABILITIES:
Accounts payable	$4,522,844	$5,410,062
Other current liabilities	2,760,714	1,874,849
Current portion of term loan	111,199,426	101,556,397

Total current liabilities	118,482,984	108,841,308
WARRANT LIABILITY	—	7,458,487

Total liabilities	118,482,984	116,299,795

COMMITMENTS AND CONTINGENCIES
MEMBERS’ (DEFICIT) EQUITY:
Preferred units—authorized, 2017—46,467,021 units and 2016—46,467,021 units; issued and outstanding, 2017—35,324,216 units and 2016—35,458,327 units (aggregate liquidation preference $117,708,004 in 2017 and $118,311,503 in 2016)	102,940,198	103,543,698
Common units—authorized, issued, and outstanding, 2017—3,200,754 units and 2016—3,200,754 units	2,836,156	2,836,156
Additional paid-in capital	18,447,804	18,340,222
Accumulated deficit	(214,428,667)	(172,207,033)
Accumulated other comprehensive loss	(1,544,264)	(2,616,879)

Total members’ deficit	(91,748,773)	(50,103,836)

TOTAL	$26,734,211	$66,195,959

The accompanying notes are an integral part of these consolidated financial statements.

PARADIGM SPINE, LLC

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

	2017	2016
NET SALES	$44,831,667	$55,640,620
COST OF GOODS SOLD	5,207,472	6,545,388

GROSS PROFIT	39,624,195	49,095,232
SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES	50,652,685	45,082,658
RESEARCH AND DEVELOPMENT EXPENSES	256,353	433,188

(LOSS) INCOME FROM OPERATIONS	(11,284,843)	3,579,386
INTEREST INCOME	301,077	46,366
INTEREST EXPENSE	(38,655,327)	(11,902,048)
OTHER INCOME—Net	7,523,050	4,934,096

LOSS BEFORE INCOME TAX EXPENSE	(42,116,043)	(3,342,200)
INCOME TAX EXPENSE	105,591	284,087

NET LOSS	(42,221,634)	(3,626,287)
OTHER COMPREHENSIVE INCOME (LOSS)—Foreign currency translation	1,072,615	(222,671)

COMPREHENSIVE LOSS	$(41,149,019)	$(3,848,958)

The accompanying notes are an integral part of these consolidated financial statements.

PARADIGM SPINE, LLC

CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ DEFICIT

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

	Preferred Units		Common Units		Additional	Accumulated Deficit	Accumulated Other	Total
	Number of Units	Stated Value	Number of Units	Stated Value	Paid-In Capital		Comprehensive Loss
BALANCE—December 31, 2015	35,458,327	$103,543,698	2,986,163	$2,746,346	$17,669,820	$(168,580,746)	$(2,394,208)	$(47,015,090)
Unit-based compensation expense	—	—	—	—	298,930	—	—	298,930
Issuance of common units for option and warrant exercises	—	—	229,591	95,810	—	—	—	95,810
Unit cancellation	—	—	(15,000)	(6,000)	—	—	—	(6,000)
Net loss	—	—	—	—	—	(3,626,287)	—	(3,626,287)
Warrant modification expense	—	—	—	—	371,472	—	—	371,472
Foreign currency translation	—	—	—	—	—	—	(222,671)	(222,671)

BALANCE—December 31, 2016	35,458,327	103,543,698	3,200,754	2,836,156	18,340,222	(172,207,033)	(2,616,879)	(50,103,836)
Unit-based compensation expense	—	—	—	—	107,582	—	—	107,582
Unit cancellation	(134,111)	(603,500)	—	—	—	—	—	(603,500)
Net loss	—	—	—	—	—	(42,221,634)	—	(42,221,634)
Foreign currency translation	—	—	—	—	—	—	1,072,615	1,072,615

BALANCE—December 31, 2017	35,324,216	$102,940,198	3,200,754	$2,836,156	$18,447,804	$(214,428,667)	$(1,544,264)	$(91,748,773)

The accompanying notes are an integral part of these consolidated financial statements.

PARADIGM SPINE, LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(42,221,634)	$(3,626,287)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	770,045	775,733
Change in deferred income tax	(4,710)	44,036
Unit-based compensation	107,582	298,930
Change in fair value of warrant liability	(7,458,487)	(4,870,111)
Extension of warrants	—	371,472
Write-offs for inventory obsolescence	19,034	375,772
Bad debt expense	271,367	133,625
Amortization of deferred financing costs	971,241	1,274,001
Amortization of debt discount	—	86,458
Accrued interest income	(33,674)	—
Paid-in-kind interest	31,165,303	4,537,874
Net changes in operating assets and liabilities:
Accounts receivable	1,550,088	(550,498)
Inventory	(1,162,039)	(551,054)
Prepaid expenses and other current assets	(9,118)	(596,068)
Accounts payable	(887,218)	1,786,548
Other current liabilities	885,868	(1,324,659)

Net cash used in operating activities	(16,036,352)	(1,834,228)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(528,341)	(943,336)
Investor loan	(280,000)	(200,000)
Security deposit	22,518	(11,000)
Investment in joint venture	(118,604)	(81,003)

Net cash used in investing activities	(904,427)	(1,235,339)

CASH FLOWS FROM FINANCING ACTIVITIES:
Unit repurchase	(603,500)	—
Return of investment—common units	—	(6,000)
Proceeds from exercise of options and warrants	—	95,810
Repayment of term loan	(21,000,000)	(54,652,513)
Proceeds from secured debt financing	—	100,000,000
Issuance costs for term loan	(1,493,515)	(2,907,987)

Net cash (used in) provided by financing activities	(23,097,015)	42,529,310

EFFECT OF EXCHANGE RATE ON CASH, CASH EQUIVALENTS AND RESTRICTED CASH	1,072,615	(222,671)

NET DECREASE/INCREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(38,965,179)	39,237,072
CASH, CASH EQUIVALENTS AND RESTRICTED CASH—Beginning of year	49,712,444	10,475,372

CASH, CASH EQUIVALENTS AND RESTRICTED CASH—End of year	$10,747,265	$49,712,444

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest	$6,518,415	$6,011,665

Cash paid for taxes	$206,631	$563,200

The accompanying notes are an integral part of these consolidated financial statements.

PARADIGM SPINE, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

1.	BUSINESS

Paradigm Spine, LLC, a Delaware limited liability company, formed on April 5, 2005, through its subsidiaries (collectively, the “Company”) designs, develops, manufactures, and markets nonfusion and fusion spinal implant solutions. Spinal implants are utilized by orthopedic surgeons and neurosurgeons in the treatment of degenerative diseases, deformities, and trauma in all regions of the spine.

The Company sells its products through direct sales in Germany, Switzerland, and United States and through distributors in 46 other countries, mainly in Europe and in Asia Pacific, Latin America, the Middle East, India, Africa, and Canada.

On August 8, 2016, Paradigm Spine, LLC formed a wholly owned subsidiary, Andi’s Belmarall, LLC, a Delaware limited liability company.

Paradigm Spine GmbH, formed on August 5, 2005, is a wholly owned German subsidiary of Andi’s Belmarall, LLC. On August 21, 2007, Paradigm Spine GmbH formed wholly owned subsidiaries, Paradigm Spine Austria GmbH on March 12, 2007, and Paradigm Spine Switzerland AG.

Paradigm Spine, LLC formed a wholly owned subsidiary, Fourth Dimension Spine, LLC, a Delaware limited liability company, on June 12, 2007. Fourth Dimension Spine, LLC formed a wholly owned subsidiary, Fourth Dimension Spine GmbH, a German limited liability company, on August 31, 2007.

On October 17, 2012, the Company announced US FDA PMA approval of its landmark coflex Interlaminar Technology: the first comparative effectiveness study for the treatment of spinal stenosis. coflex® is a minimally invasive, motion-preserving Interlaminar Stabilization™ device for the treatment of moderate-to-severe stenosis, with or without back pain.

Effective January 1, 2017, the procedure in which coflex® is implanted is covered under its own Common Procedural Terminology (CPT) Level-1 code determined by the American Medical Association.

Nature of Business—Paradigm Spine, LLC was formed to be a leader in the field of non-fusion spinal implant technology. The Company is committed to improving the quality of life of patients with spinal diseases through its mission: to provide products that are surgeon centric, indication specific, and data driven. Paradigm Spine, LLC is now an innovative leader in the global spine market and believes there is a significant opportunity to improve treatment options for patients suffering from lumbar spinal stenosis and age-related spinal deformities.

2.	SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation—The consolidated financial statements include the accounts of Paradigm Spine, LLC, its wholly owned subsidiaries—Andi’s Belmarall, LLC and Fourth Dimension Spine, LLC and their wholly owned subsidiaries. All intercompany balances and transactions are eliminated upon consolidation.

Use of Estimates—The consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States of America (US GAAP) and include amounts that are based on management’s best estimates and judgments that affect the amounts reported in the consolidated financial statements and accompanying notes. These estimates are based on historical experience and on various other assumptions that are believed to be reasonable under the current circumstances. Actual results could differ from those estimates. Significant estimates include the variables and methods used to calculate unit-based compensation, preferred unit warrant liability, detachable warrants, deferred tax allowances, allowance for doubtful accounts receivable, and the write-offs for inventory obsolescence.

Foreign Currency Translation—Assets and liabilities of the foreign subsidiaries are translated at rates of exchange in effect at the close of the period, and equity amounts are translated at historical exchange rates. Revenues and expenses are translated at the weighted average of exchange rates in effect during each month. The effect of exchange rate fluctuations on translating foreign currency assets and liabilities into US dollars is included as the currency translation adjustment component of accumulated other comprehensive loss within the consolidated statements of changes in members’ deficit. Realized and unrealized foreign exchange transaction gains and losses are included within the consolidated statements of operations and comprehensive income.

Cash and Cash Equivalents—The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Cash and cash equivalents may include demand deposits held in banks and interest-bearing money market funds. The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents are recorded at fair value.

The Company has $9 million of restricted cash in accordance with the terms of its amended credit agreement, further described in Note 6. The Company early adopted the provisions of Accounting Standards Update (ASU) No. 2016-18, Statement of Cash Flows: Restricted Cash, issued by Financial Accounting Standards Board (FASB) in November 2016. The impact of the early adoption is that the change in restricted cash is not shown as an investing activity but is included in cash and cash equivalents, in the statement of cash flows.

Concentration of Credit Risk—Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash equivalents. The Company invests its excess cash in US government money market funds, and its deposits, at times, exceed federally insured limits. The Company has not experienced any losses from credit risks.

Allowance for Doubtful Accounts Receivable—The Company evaluates the collectability of accounts receivable using a combination of factors. Provisions to the allowance for doubtful accounts receivable are recorded based on a number of factors, including the length of time the receivables are past due, the current business environment, and the Company’s historical experience. Changes to the provision are recorded in selling, general, and administrative expenses.

Inventory—Inventory, which consists exclusively of finished goods manufactured by third parties, is stated at the lower of cost or market, with cost determined on a first-in, first-out basis or average cost method, depending on the product. The Company reviews inventory for shrinkage or obsolete items based on expected revenues and product life cycles. Write-offs for shrinkage or obsolescence of inventory are recorded in cost of goods sold.

Property and Equipment—Property and equipment are carried at cost, less accumulated depreciation. Depreciation is computed using the straight-line method, based on estimated useful lives of three to seven years for software, computer equipment, and furniture; and is recorded in selling, general, and administrative expenses. Depreciation of instruments is estimated on a useful life of one year, and is recorded in cost of goods sold. Leasehold improvements are amortized over the term of the lease or useful life of the improvements, whichever is shorter. Maintenance and repairs are expensed as incurred. Instruments are hand-held devices used by orthopedic spine surgeons and neurosurgeons during surgical procedures. Instruments are recognized as long-lived assets and included in property and equipment. Instruments in the field are carried at cost, less accumulated depreciation. Property and equipment are reviewed for impairment in accordance with the FASB Accounting Standards Codification (ASC) 360, Property, Plant and Equipment.

Accumulated Other Comprehensive Loss—The component of accumulated other comprehensive loss includes foreign currency translation adjustments and is included in the consolidated statements of operations and comprehensive loss in accordance with ASC 220, Comprehensive Income.

Revenue Recognition—The Company recognizes revenue from sales of implants principally to hospitals and to distributors. For sales to hospitals, revenue is recognized on the date of surgery when the device is implanted. For sales to distributors, revenue is recognized when title and risk of ownership have been transferred, provided that persuasive evidence of an arrangement exists, delivery has occurred, the price is fixed and determinable, the buyer is obligated to pay, the obligation is not contingent on resale of the product, the buyer has economic substance apart from the Company, the Company has no obligation to bring about the resale of the product, the amount of returns and discounts can be reasonably estimated, the remaining obligations are insignificant, and collectibility is reasonably assured. Revenue is recorded net of customer discounts and rebates.

Income Taxes—Deferred tax liabilities (DTLs) and deferred tax assets (DTAs) are related to the operations of Paradigm Spine GmbH and are recognized for the expected future tax consequences of events that have been included in the consolidated financial statements. The Company accounts for income taxes under the asset and liability method, whereby DTAs and DTLs are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce DTAs to the amounts expected to be realized.

The Company is classified as a limited liability company for domestic tax purposes, and is not subject to federal income taxes, but is subject to certain state and local taxes. Each member is responsible for the tax liability, if any, related to its proportionate share of the Company’s taxable income. All subsidiaries of the Company have elected to be treated as disregarded entities for domestic tax purposes and, accordingly, all business and assets are reported on Paradigm Spine, LLC’s income tax returns. However, certain subsidiary entities are subject to local country income taxes, which the Company accounts for under the liability method.

Unit-Based Compensation—At December 31, 2017 and 2016, the Company has one unit-based employee compensation plan, which is described more fully in Note 8.

For unit options granted as consideration for services rendered by nonemployees, the Company recognizes expense in accordance with the requirements of ASC 505, Equity Based Payments to Non-Employees. Nonemployee option grants that do not vest immediately upon grant are recorded as an expense over the vesting period of the underlying stock options. At the end of each financial reporting period prior to vesting, the value of these options, as calculated using the Black-Scholes option-pricing model, will be remeasured using the fair value of the Company’s common stock, and the noncash expense recognized during the period will be adjusted accordingly. Since the fair market value of options granted to nonemployees is subject to change in the future, the amount of the future expense will include fair value remeasurements until the stock options are fully vested.

The Company accounts for its unit-based compensation in accordance with ASC 718, Compensation—Stock Compensation. Compensation expense is recognized in the consolidated financial statements on a prospective basis for all unit-based payments granted based upon the grant-date fair value estimated at that time.

The grant-date fair value of awards expected to vest is expensed on a straight-line basis over the vesting period of the related awards.

The Company selected the Black-Scholes option-pricing model as the most appropriate model for determining the estimated fair value for unit-based awards. The fair value is then amortized on a straight-line basis over the requisite service periods of the entire awards, which is generally the vesting period. Use of a valuation model requires management to make certain assumptions regarding a number of complex and subjective variables. Expected volatility was calculated based on a blended weighted average of similar public entities for which historical information was available. The Company will continue to use a weighted-average approach using similar public entity volatility information until historical volatility of the Company is relevant to measure expected volatility for future option grants. The average expected life was determined in accordance with the “simplified method” as described in Staff Accounting Bulletin No. 110. The risk-free interest rate is based on US Treasury zero-coupon issues with a remaining term equal to the expected life assumed at the date of grant. Forfeitures are estimated based on voluntary termination behavior as well as an historical analysis of actual option forfeitures.

Derivative Financial Instruments—Derivative financial instruments, as defined in ASC 815, Derivatives and Hedging, consist of the preferred unit warrants issued in connection with the Company’s 2011 term loan described in Note 6. These financial instruments are recorded in the consolidated balance sheets as warrant liability, further described in Notes 3 and 7, with changes in fair value recognized in earnings in the period of change.

Fair Value of Financial Instruments—The Company measures its financial assets and liabilities using the fair value method in accordance with ASC 820, Fair Value Measurements and Disclosures. ASC 820 defines fair value, establishes a framework for measuring fair value under US GAAP, and enhances disclosures about fair value measurements. Fair value is defined under ASC 820 as the exchange price that would be received for an asset or paid to transfer a liability (an exit price in the principal or the most advantageous market for an asset or liability in an orderly transaction between participants on the measurement date). Valuation techniques used to measure fair value under

ASC 820 must maximize the use of observable inputs and minimize the use of unobservable inputs. The standard describes a fair value hierarchy based on the levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value, which are as follows:

Level 1—Quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement day.

Level 2—Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or corroborated by observable market data over substantially the full term of the assets or liabilities.

Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the value of the assets or liabilities.

Recently Issued Accounting Standards—In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606). The Company plans to adopt ASU 2014-09 effective January 1, 2019. This new accounting standard outlines a single comprehensive model to use in accounting for revenue arising from contracts with customers. This standard supersedes existing revenue recognition requirements and eliminates most industry-specific guidance from US GAAP. The core principle of the new accounting standard is to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The Company does not expect the adoption of the new accounting standard to have a material impact on its consolidated financial statements.

In July 2015, the FASB issued ASU No. 2015-11, Simplifying the Measurement of Inventory. This standard requires an entity to measure inventory at the lower of cost or net realizable value. Net realizable value is the estimated selling price in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. These amendments do not apply to inventory that is measured using the last-in, first-out or retail inventory method. The amendments apply to all other inventory, which includes inventory that is measured using the first-in, first-out or average cost. The Company adopted the provisions of this ASU on January 1, 2017 and it did not have a material impact on its consolidated financial statements.

In January 2016, the FASB issued ASU No. 2016-01, Financial Instruments—Overall, which amends the guidance in US GAAP on the classification and measurement of financial instruments. Although the ASU retains many current requirements, it significantly revises an entity’s accounting related to (1) the classification and measurement of investments in equity securities and (2) the presentation of certain fair value changes for financial liabilities measured at fair value. The ASU also amends certain disclosure requirements associated with the fair value of financial instruments. For public business entities, the amendments in the ASU are effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The Company is currently in the process of evaluating the impact of adoption of ASU No. 2016-01 on its consolidated financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), to increase transparency and comparability among organizations by requiring the recognition of right-to-use assets and liabilities on the balance sheet and disclosing qualitative and quantitative information about leasing arrangements. The Company plans to adopt ASU No. 2016-02, effective January 1, 2020. The Company is currently in the process of evaluating the impact of adoption of ASU No. 2016-02 on its consolidated financial statements.

In March 2016, the FASB issued ASU No. 2016-09, Compensation—Stock Compensation, that simplifies several aspects of the accounting for employee share-based payment transactions for both public and nonpublic entities, including the accounting for income taxes, classification of awards as either equity or liabilities, forfeitures, and statutory tax withholding requirements and classification in the statement of cash flows. For public business entities, the amendments in this ASU are effective for annual periods beginning after December 15, 2016, and interim periods within those annual periods. The Company adopted ASU No. 2016-09 on January 1, 2017 and it did not have a material impact on its consolidated financial statements.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows—Classification of Certain Cash Receipts and Cash Payments, to reduce diversity in practice in how certain transactions are classified in the statement of cash flows. ASU No. 2016-15 will be applied on a retrospective basis and to each prior reporting period presented and it is effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. The Company is currently evaluating the impact of adopting this new standard on its consolidated statements of cash flows.

3.	FAIR VALUE

The information about each major category of the Company’s financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2017 and 2016, is presented in the following fair value hierarchy table:

At December 31, 2017	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Cash	$10,474,265	$—	$—	$10,474,265
Warrant liability	—	—	—	—

At December 31, 2016
Cash	$49,712,444	$—	$—	$49,712,444
Warrant liability	—	—	7,458,487	7,458,487

The following table reflects the changes in fair value of the Company’s Level 3 financial instruments:

	Level 3
	2017	2016
Warrant Liability
Balance—beginning of year	$7,458,487	$12,328,598
Fair value adjustments	(7,458,487)	(4,870,111)

Balance—end of year	$—	$7,458,487

The assumptions used in computing the fair value adjustments are disclosed in tabular format within the Warrants section of Note 7.

Some of the Company’s financial instruments are not measured at fair value on a recurring basis, but are recorded at amounts that approximate fair value due to their liquid short-term nature, such as cash and cash equivalents, receivables, and payables.

As more fully described in Note 6, the estimated carrying value of the Company’s term loan at December 31, 2017, approximated its fair value at such date.

4.	PROPERTY AND EQUIPMENT

Property and equipment—net as of December 31, 2017 and 2016, consist of the following:

			Useful
	2017	2016	Lives
Computer equipment and furniture	$1,612,740	$1,107,027	3–7 years
Computer software	460,815	415,175	3–7 years
Instruments	4,629,252	4,794,846	1–5 years
Leasehold improvements	73,766	64,836	Life of lease

Total property and equipment	6,776,573	6,381,884
Accumulated depreciation and amortization	(6,233,115)	(5,877,203)

Property and equipment—net	$543,458	$504,681

Depreciation and amortization expense was $770,045 and $775,733 for the years ended December 31, 2017 and 2016, respectively.

5.	OTHER CURRENT LIABILITIES

Other current liabilities as of December 31, 2017 and 2016, consist of the following:

	2017	2016
Employee compensation and related expenses	$899,913	$481,434
Royalty withholding tax payable	30,909	33,812
Rebate payable	82,690	340,765
Marketing study costs	68,595	145,361
Income taxes payable	95,494	79,822
Sales discounts payable	229,716	181,240
Other	1,353,397	612,415

Total	$2,760,714	$1,874,849

6.	DEBT

On June 29, 2011, the Company closed on a $37.5 million five-year term loan from a conglomerate of investors. The Company used the proceeds to repay the existing $15 million line of credit to its lender. The Company issued to the lender detachable 10-year warrants to purchase 2,263,002 Class E-1 Preferred Units at the exercise price of $4.557, with an initial value of $6,945,301 as part of the consideration of the term loan. These warrants were classified as a liability as more fully disclosed in Note 7. The term loan was scheduled to mature on June 29, 2016, but was repaid in full with the proceeds of the secured debt financing described below.

On February 14, 2014, the Company entered into a five-year $75 million secured debt financing transaction with a lender. The Company used the proceeds to repay the outstanding balance of $41.5 million on the existing term loan, as well as a prepayment penalty of $5.2 million and interest of $0.8 million. In connection with the term loan, the Company paid a finder’s fee of $750,000 cash and granted 50,471 warrants, classified in equity, to purchase Class E2 Preferred Units to its agent, at an exercise price of $7.43, with a value of $162,521. The carrying value of the term loan was shown net of a discount related to the issuance of these warrants and for deferred financing costs that were amortized over the period of the loan. The term loan was scheduled to mature on February 14, 2019, but was repaid in full in 2016 with the proceeds of the senior secured term loan described below.

On August 26, 2016, the Company closed on a $100 million five-year senior secured term loan with a lender (2016 credit agreement). The Company used the proceeds to repay the outstanding balance of $54.7 million on the existing secured debt, as well as a prepayment penalty of $1.7 million and interest of $1.1 million. The loan bore an annual interest rate of 12%, with an effective interest rate of 13.15%. In connection with the loan, the Company entered into a placement agent agreement with a related party and paid a $1 million fee to the agent under the agreement using proceeds from the loan. The Company had the option to pay all or a portion of the interest, for each interest payment date occurring prior to the first anniversary of the closing date, as “Payment-In-Kind (PIK)” interest, and such PIK interest shall be added to the aggregate principal balance of the loan. The loan was subject to certain affirmative, negative and financial covenants as more fully described in the credit agreement that must be certified by the Chief Financial Officer. In April 2017, the Company notified its lender that it had not achieved its first quarter 2017 minimum adjusted net sales covenant, which constitutes an event of default per the terms of the 2016 credit agreement. The Company did not receive a waiver from its lender for the violation and therefore the lender was entitled, among other things, to exercise various rights and remedies, including declaring the loan due and payable in whole or in part and the right to receive interest at the default rate and in cash. The lender waived their right to apply the default interest rate but reserved all other rights in a notification letter sent to the Company subsequent to the known default event.

On November 1, 2017, the Company entered into second amendment to the 2016 credit agreement, an amended credit agreement with the same lender. Immediately prior to giving effect to this amendment, the Company prepaid an outstanding principal amount of $21,000,000. The loan bears an annual interest rate of 15%, plus one month London InterBank Offered Rate (LIBOR), at an effective interest rate of 20.1%. Interest on the loan is payable as PIK interest and added to the outstanding principal amount of the loan. Total interest expense for the years ended December 31, 2017 and 2016, amounted to $13,258,543 and $4,268,522, respectively. The 2017 interest expense includes $6,518,415 of cash interest. The carrying value of the secured term loan is shown net of a discount related to deferred financing costs that is amortized over the period of the loan. As of December 31, 2017, the deferred financing costs were $3,234,399. The amended loan is subject to certain affirmative, negative and financial covenants as more fully described in the amended credit agreement that must be certified by the Chief Financial Officer of the Company on a monthly and quarterly basis. The financial covenants consist of (i) a minimum liquidity amount of $3 million at all times, (ii) minimum adjusted net sales tested on a monthly basis, and (iii) permitted capital expenditures tested at each fiscal reporting period. In the event of a default, as defined in the amended credit agreement, the Company would be required to, among other things, accrue interest at the annual interest rate plus one-month LIBOR plus the default interest rate of 3%. As of December 31, 2017, the Company was not in compliance with the financial covenants. Management has evaluated the significance of the default event and concluded this has cast substantial doubt about the Company’s ability to meet its financial obligations and consequently its ability to continue as a going concern within one year after the date that these consolidated financial statements are available to be issued. In the absence of a waiver of the existing default, it is possible that the Company will need to raise additional capital, borrow additional money or restructure its current debt including seeking other sources of long-term financing, or seek a purchaser of its business. The outcome of each of these alternatives is not known at this time.

In connection with the execution of the amended credit agreement described above, the Company has entered into an Economic Rights Agreement with the lender. Upon certain payment trigger events, such as the sale or liquidation of the Company, an initial public offering, full repayment of the loan, or making of prohibited distributions, the Company will pay the lender $24,425,175. This amount is included in the carrying value of the secured term loan and has been recorded as PIK interest under interest expense in the consolidated statement of operations and comprehensive loss, in 2017.

Maturities of the principal on the term loan at December 31, 2017, are as follows:

Years Ending
December 31	Term Loan
2018	$90,008,649
2019	—
2020	—
2021	—
2022	—

Total	$90,008,649

As indicated herein Note 6 and in Note 13, this loan is currently payable on demand and is classified as a current liability in the consolidated balance sheet as of December 31, 2017.

7.	CAPITAL STRUCTURE

Common Units—Each holder of Common Units is entitled to vote on all matters and is entitled to one vote for each unit held. Distributions on Common Units will be paid when, as and if declared by the Company’s board of managers (the “Board of Managers”), and only after each holder of Preferred Units then outstanding shall have first received distributions equal to their capital contributions. As of December 31, 2017, no distributions have been declared or paid by the Company.

Class A Common Units—Each holder of Class A Common Units is entitled to vote on all matters and is entitled to one vote for each Class A Common Unit held. Distributions on Class A Common Units will be paid when, as and if declared by the Board of Managers, and only after each holder of Preferred Units then outstanding shall have first received distributions equal to their capital contributions. As of December 31, 2017, no distributions have been declared or paid by the Company.

Preferred Units—Preferred Units may be issued from time to time in one or more classes.

The table below presents information on the classes of preferred units:

	Class A		Class B		Class C		Class D		Class E		Total
	Number of Units	Amount	Number of Units	Amount	Number of Units	Amount	Number of Units	Amount	Number of Units	Amount	Number of Units	Amount
Balance—December 31, 2015	2,717,886	$3,623,846	7,895,271	$2,866,006	5,524,729	$12,856,827	3,050,199	$11,414,601	16,270,242	$72,782,418	35,458,327	$103,543,698

Balance—December 31, 2016	2,717,886	3,623,846	7,895,271	2,866,006	5,524,729	12,856,827	3,050,199	11,414,601	16,270,242	72,782,418	35,458,327	103,543,698
Share Cancellation	—	—	—	—	—	—	(134,111)	(603,500)	—	—	(134,111)	(603,500)

Balance—December 31, 2017	2,717,886	$3,623,846	7,895,271	$2,866,006	5,524,729	$12,856,827	2,916,088	$10,811,101	16,270,242	$72,782,418	35,324,216	$102,940,198

Class A Preferred Units—The holders of Class A Preferred Units are entitled to one vote for each Class A Preferred Unit held. In the event the Company declares or pays a distribution, such distributions will be paid to Common Unit and Class A Common Unit holders only after each holder of Class A Preferred Units then outstanding shall have first received distributions equal to their capital contributions. Upon any liquidation, sale, merger, dissolution, or winding up of the Company, the holders of Class A Preferred Units have rights in preference to Common and Class A Common Units. As of December 31, 2017, the Company had 2,717,886 Class A Preferred Units authorized for issuance.

As of December 31, 2017 and 2016, Class A Preferred Units are recorded at their stated value of $1.33 per unit. The liquidation preference of the Class A Preferred Units at December 31, 2017 and 2016, was $3,623,846. One of the officers and unit holders of the Company, who is also affiliated with a related party, holds the proxy for all Class A Preferred Units.

Class B Preferred Units—The holders of Class B Preferred Units are entitled to one vote for each Class B Preferred Unit held. In the event the Company declares or pays a distribution, such distributions will be paid to Common Unit and Class A Common Unit holders only after each holder of Class B Preferred Units then outstanding shall have first received distributions equal to their capital contributions. Upon any liquidation, sale, merger, dissolution, or winding up of the Company, the holders of Class B Preferred Units have rights in preference to Common Units and Class A Common Units. As of December 31, 2017, the Company had 7,895,271 Class B Preferred Units authorized for issuance.

As of December 31, 2017 and 2016, Class B Preferred Units are recorded at their stated value of $1.48 per unit, with the exception of 6,756,757 units awarded in exchange for the contribution of intellectual property to the Company, which are recorded at $1,181,048, the original cost of the intellectual property. The liquidation preference of the Class B Preferred Units at December 31, 2017 and 2016, was $11,685,000.

Class C Preferred Units—The holders of Class C Preferred Units do not have voting rights, except as otherwise required by law. In the event the Company declares or pays a distribution, such distributions will be paid to Common Unit and Class A Common Unit holders only after each holder of Class C Preferred Units then outstanding shall have first received distributions equal to their capital contributions. Upon any liquidation, sale, merger, dissolution, or winding up of the Company, the holders of Class C Preferred Units have rights in preference to Common Units and Class A Common Units. As of December 31, 2017, the Company had 5,695,379 Class C Preferred Units authorized for issuance.

As of December 31, 2017 and 2016, Class C Preferred Units are recorded at their stated value (issue price of $2.78 per unit, less issuance costs). The liquidation preference of the Class C Preferred Units at December 31, 2017 and 2016, was $15,359,160.

Class D Preferred Units—The holders of Class D Preferred Units do not have voting rights, except as otherwise required by law. In the event the Company declares or pays a distribution, such distributions will be paid to Common Unit and Class A Common Unit holders only after each holder of Class D Preferred Units then outstanding shall have first received distributions equal to their capital contributions. Upon any liquidation, sale, merger, dissolution, or winding up of the Company, the holders of Class D Preferred Units have rights in preference to Common Units and Class A Common Units. As of December 31, 2017, the Company had 4,071,444 Class D Preferred Units authorized for issuance.

As of December 31, 2017 and 2016, Class D Preferred Units are recorded at their stated value (issue price of $4.50 per unit, less issuance costs). The liquidation preference of the Class D Preferred Units at December 31, 2017 and 2016, was $13,122,396 and $13,725,896, respectively.

Class E Preferred Units—The holders of Class E-1 Preferred Units are entitled to one vote for each Class E-1 Preferred Unit held. The holders of Class E-2 Preferred Units do not have voting rights, except as otherwise required by law. In the event the Company declares or pays a distribution, such distributions will be paid to Common Unit and Class A Common Unit holders only after each holder of Class E Preferred Units then outstanding shall have first received distributions equal to their capital contributions. Upon liquidation, sale, merger, dissolution, or winding up of the Company, the holders of Class E Preferred Units have rights in preference to Common Units and Class A Common Units. As of December 31, 2017, the Company had 25,952,930 Class E Preferred Units authorized for issuance.

As of December 31, 2017 and 2016, Class E Preferred Units are recorded at their stated value (issue price of $4.557 per unit, less issuance costs). The liquidation preference of the Class E Preferred Units at December 31, 2017 and 2016, was $73,917,601.

Preferred Unit Distributions—The holders of Class A, Class B, Class C, Class D, and Class E Preferred Units are entitled to receive distributions equal to their capital contributions in preference to the Common Units and Class A Common Units. In accordance with the Seventh Amended and Restated Limited Liability Company Agreement, dated as of May 28, 2009, the Class E Preferred Unit holders are entitled to a special allocation allowance in the event of the liquidation of the Company. If the fair market value of the Liquidation Assets is $350 million or less, prior to the allocation of profits under Sections 4.2(a)(iii) through 4.2(a)(v) of the agreement, profits realized in such liquidation shall be allocated first to the Class E Preferred Unit holders, pro rata in accordance with their percentage interests in such amount as will increase the capital accounts balance of each Class E Preferred Unit holder to its percentage interest of the sum of the capital account balances of all unit holders. If the fair market value of the Liquidation Assets is greater than $350 million, prior to the allocation of profits under Sections 4.2(a)(iii) through 4.2(a)(v) of the agreement, profits realized in such liquidation shall be allocated to the Class E Preferred Unit holders, pro rata in accordance with their percentage interests, in such amount, if any, as shall be necessary to prevent each Class E Preferred Unit holder from receiving as a distribution in such liquidation an amount less than the amount such Class E Preferred Unit holder would have received in the event that the fair market value of the Liquidation Assets equaled $350 million. Distributions are payable only when declared by the Board of Managers. No distributions have been declared from inception through December 31, 2017.

Warrants—The Company accounts for the warrants to purchase 2,263,002 Class E Preferred Units, issued in connection with its term loan described in Note 6, in accordance with ASC 815. For those warrants that have been deemed to be liabilities, the Company measures the fair value of its liability using an option-pricing model, with changes in fair value recognized as an adjustment to other income (expense). Based on the Company’s valuation methodology, there would be no remaining value for warrant holders and the fair value of the warrants has been adjusted to zero. The assumptions used in computing the fair value are illustrated in the following table:

	2017	2016
Estimated unit prices	$1.57	$6.70
Exercise price	$4.557	$4.557
Expected unit price volatility	35.0%	40.0%
Risk-free interest rate	2.6%	1.9%
Expected remaining life of warrants (years)	3.5	4.5
Expected annual dividend per unit	$—	$—

The remaining 1,871,845 warrants to purchase Class E Preferred Units and 365,775 warrants to purchase Common Units outstanding have been deemed to be equity instruments and are included as a part of permanent equity.

The following table reflects all warrants outstanding at December 31, 2017:

	Number of Warrants	Amount	Range of Exercise Prices	Range of Expiration Dates
Common	365,775	$1,657,247	$4.50–$4.557	January 2018 to June 2019
Class E Preferred Units	4,134,847	18,987,503	$4.557–$7.43	June 2015 to June 2021

Total	4,500,622	$20,644,750

8.	UNIT OPTION PLAN

The total number of the Company’s units authorized to be issued under the incentive plan is capped at 6,939,303 as per Section 9.6 of the Company’s Seventh Amended and Restated LLC Agreement. At December 31, 2017, the number of Common Units available for issuance under the Unit Incentive Plan is 2,551,992.

The following table summarizes information about unit options outstanding:

	Number of Units (In thousands)	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (In years)	Weighted- Average Fair Value	Aggregate Intrinsic Value (In millions)
Options outstanding—December 31, 2016	2,669	$4.35	5.01	$1.27	$—
Granted	—	—	—	—	—
Exercised	—	—	—	—	—
Forfeited/canceled	(1,186)	—	—	—	—

Options outstanding—December 31, 2017	1,483	4.20	3.20	1.45	—

Unvested, expected to vest in the future	3	4.56	—
Vested and exercisable—December 31, 2017	1,480	4.19	3.20	1.45	—

Vested, exercisable, and expected to vest—December 31, 2017	1,483	—	—	—	—

Outstanding nonvested units—beginning of year	102	4.56	—	2.72	—
Nonvested units granted	—	—	—	—	—
Vested units	(47)	—	—	—	—
Nonvested units forfeited	(52)	—	—	—	—

Outstanding nonvested units—end of year	3	4.56	—	1.71	—

There were no units of options granted in 2017. The weighted-average grant-date fair value per unit of options granted for 2016 was $2.98. As of December 31, 2017, the total unrecognized compensation cost related to nonvested unit options granted was $4,000 and is expected to be recognized over a weighted-average period of 0.22 years.

Unit-based compensation expense for the years ended December 31, 2017 and 2016, was $107,581 and $298,930, respectively.

Unit compensation expense is recorded in selling, general, and administrative expenses in the consolidated statements of operations and comprehensive loss.

The weighted-average assumptions used in the Black-Scholes option-pricing model for options granted as of December 31, 2017 and 2016, are as follows:

	2017	2016
Expected unit price volatility	—%	47.8%
Risk-free interest rate	—%	1.38%
Expected life of options (years)	—	5.8
Expected annual dividend per unit	$—	$—

9.	INCOME TAXES

For the years ended December 31, 2017 and 2016, the Company incurred income taxes of $105,591 and $284,087, respectively, primarily related to income generated by its subsidiary entities in Germany. The Company’s effective tax rate differs from its statutory tax rates primarily due to the valuation allowance recorded against its net DTAs and due to the Company’s legal structure organized as a limited liability company for domestic tax purposes, which is not subject to federal income taxes, but is subject to certain state and local taxes.

Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company’s DTAs relate primarily to net operating loss (NOL) carryforwards. At December 31, 2017 and 2016, a valuation allowance was recorded to offset the DTA related to NOLs. Significant components of the Company’s DTAs for the years ended December 31, 2017 and 2016, were as follows:

	2017	2016
Deferred tax assets:
Net operating loss carryforwards	$1,289,138	$1,092,720
Bad debt	47,357	38,848
Amortization of intangible asset	—	3,561
Depreciation	81,034	53,636
Other	10,637	9,572

Total deferred tax assets	1,428,166	1,198,337

Deferred tax liabilities:
Property and equipment	343,788	279,289
Unrealized translation gains	3,883	22,990
Other	108,615	68,117

Total deferred tax liabilities	456,286	370,396

Valuation allowance for deferred tax assets	957,892	818,664

Net deferred tax assets	$13,988	$9,277

At December 31, 2017 and 2016, the Company has NOLs for German, Austrian, and Swiss income tax purposes, in the aggregate, of approximately $4.9 million and $4.2 million, respectively, which can be offset against future taxable income. According to local tax laws, there is no expiration date for these loss carryforwards in Germany and Austria. In Switzerland, the NOL expires after seven years.

The Company’s subsidiary entity in Germany generally remains subject to tax examination for the year ended December 31, 2012, and later. The Company’s subsidiary entities in Switzerland and Austria remain subject to tax examination for the year ended December 31, 2017. In accordance with the accounting guidance for uncertainty in income taxes, the Company had recorded approximately $95,000 and $80,000 of unrecognized tax benefits as of December 31, 2017 and 2016, respectively. The balance of unrecognized tax benefits as of December 31, 2017, would affect the Company’s effective tax rate, if recognized.

10.	LEASES

Future minimum rental commitments under noncancelable operating leases in effect as of December 31, 2017, are as follows:

2018	$109,716
2019	—
2020	—
2021	—
2022	—

Total rental expense in 2017 and 2016 was $593,107 and $537,144, respectively, and included $419,712 and $387,600 in 2017 and 2016, respectively, for related-party expense.

11.	RELATED PARTIES

Two members of the Board of Managers who are also unit holders of the Company are principals of related entities that provide various services for the Company as follows: consulting services expense totaled $5,698,132 and $4,248,287 for 2017 and 2016, respectively; and rent and other management services expense totaled $796,670 and $579,617 for 2017 and 2016, respectively.

As of December 31, 2017 and 2016, $1,433,679 and $934,937, respectively, was accrued for amounts due to related parties and is included in accounts payable in the Company’s consolidated balance sheets.

As of December 31, 2017 and 2016, the Company included a receivable of $409,153 and $352,056, respectively, in other current assets associated with royalty withholding tax amounts due to the Company from its members.

In 2014, an officer of the Company made a personal investment in a vendor of the Company. Total payments to the vendor for the years ended December 31, 2017 and 2016, were $0 and $48,000, respectively.

An officer of the Company is a founding member and significant shareholder in a supplier of inventory and capital equipment instruments of the Company. Total payments to the supplier for the purchase of these assets for the years ended December 31, 2017 and 2016, were $1,346,061 and $441,622, respectively.

In 2014, the Company entered into a nonstocking distribution agreement with an entity, in which an officer of the Company is an owner. The Company is exclusively appointed to sell the products of the entity in Germany and Switzerland. For the years ended December 31, 2017 and 2016, the Company recorded sales of $677,090 and $621,174 on purchases of $555,542 and $425,774, respectively. Total payments to the entity for the years ended December 31, 2017 and 2016, were $593,503 and $366,943, respectively.

Effective January 31 2017, the Company entered into an agreement to loan a member of the board $180,000. Interest accrues at 13% per annum and is added to the outstanding principal balance on a quarterly basis. The principal balance, including accrued interest, is payable on the fifth anniversary of the effective date or sooner, dependent upon various events. On March 2, 2017, the Company entered into an agreement to loan the same member of the board $100,000, at the same terms as the prior loan. Interest income for the year ended December 31, 2017, amounted to $33,673.

In connection with the August 26, 2016, $100 million senior secured loan described in Note 6, the Company entered into a placement agency agreement with a related party and paid the agent a $1 million fee using proceeds from the loan.

12.	COMMITMENTS AND CONTINGENCIES

From time to time, the Company may have certain contingent liabilities that arise in the ordinary course of its business activities. The Company is not currently subject to any material legal proceedings.

On November 30, 2016, the Company entered into an agreement with a supplier to purchase 20,000 coflex® implants. Under the agreement, the Company guarantees to purchase the implants between January 1, 2017, and December 31, 2018, at various prices that reflect volume discounts.

The aggregate minimum amount of required purchases at December 31, 2017, is as follows:

2018	$1,151,604
2019	—
2020	—
2021	—
2022	—

Total	$1,151,604

In the first quarter of 2015, the Company received from the Office of the Inspector General of the US Department of Health and Human Services (the “government”) a subpoena requesting the production of documents in connection with a civil investigation. The government’s investigation resulted from a False Claims Act lawsuit filed by an individual, the relator, in the name of the government. The Company engaged outside counsel to assist in responding to the subpoena. The Company has cooperated fully with the government’s requests. In April 2016, the Company signed a written settlement agreement with the government for $585,000 in resolution of the government’s investigation and the False Claims Act lawsuit from which it initiated. The total legal costs incurred by the Company during the year ended December 31, 2016, associated with the investigation including the settlement amount, were approximately $500,000 and are recorded in selling, general, and administrative expenses in the consolidated statement of operations and comprehensive loss. As of December 31, 2016, this matter is completely closed.

13.	SUBSEQUENT EVENTS

During March 2017, the Company entered into a first amendment to an existing agreement with a supplier to purchase 45,000 coflex® implants over a three-year term. The term commences upon achievement of certain operational and performance qualifications. The qualifications were satisfied in January 2018 and the Company entered into an amended agreement with the supplier to purchase 22,500 coflex® implants over a three-year term. The aggregate minimum amount of required purchases during the term is $2,250,000.

In April 2018, the Company notified its lenders that it had not achieved its first quarter 2018 minimum adjusted net sales covenant, which constitutes an event of default per the terms of the 2016 credit agreement, amended in 2017, described in Note 6. The Company did not receive a waiver from its lenders for the violation and therefore the lenders are entitled, among other things, to exercise various rights and remedies, including declaring the loan due and payable in whole or in part and the right to receive interest at the default rate.

Subsequent events have been evaluated by the Company through April 27, 2018, the date these consolidated financial statements were available to be issued.

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